United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  April 28, 2008

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 700, Dallas, Texas		75240
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b)           Steven M. Phillips resigned as Controller and Principal Accounting Officer of American CareSource Holdings, Inc. (the “Registrant”), effective May 1, 2008.

(c)           On April 28, 2008, the Registrant announced the appointment of Matthew D. Thompson, age 36, as Controller and Principal Accounting Officer, effective immediately.   From September 2007 to April 2008, Mr. Thompson served as the Director of Financial Reporting at Highland Financial Partners, L.P., an affiliate of Highland Capital Management L.P., a Dallas, Texas-based investment firm, where he was responsible for external and internal financial reporting.  Prior to his service with Highland Financial Partners, L.P., from 1998 to 2007, Mr. Thompson was employed in various positions at Tyler Technologies, Inc., a publicly traded provider of integrated, end-to-end information management solutions and services to local governments.  In his most recent position at Tyler Technologies, Inc. as Division Controller of its Courts & Justice and Appraisal & Tax Divisions, Mr. Thompson was responsible for all accounting and financial aspects of the division.  Mr. Thompson earned a Bachelors of Business Administration from Baylor University and is a Certified Public Accountant.

Mr. Thompson will receive an annual base salary of $130,000.  He will participate in the Registrant’s 2008 Management Bonus Program, under which he is eligible for a target bonus equal to 20% of his 2008 base salary, based on attainment of corporate financial performance objectives and agreed upon personal objectives.  In addition, the board of directors of the Registrant will grant Mr. Thompson an option to purchase 50,000 shares of common stock of the Registrant.  The stock options will be exercisable at a price per share equal to the closing price of the Registrant’s common stock on the date of the grant and will vest in four equal, annual installments, beginning on the first anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: May 1, 2008	By: /s/ Steven J. Armond
Steven J. Armond
Chief Financial Officer